Exhibit 10.5

AMENDED AND RESTATED

SECURED PROMISSORY NOTE

$45,000,000.00	Santa Ana, California December 31, 2011

This AMENDED AND RESTATED SECURED PROMISSORY NOTE amends and restates that certain SECURED PROMISSORY NOTE dated as of June 1, 2010, as previously amended and restated on December 31, 2010, made by Payor (as defined below) in favor of Payee (as defined below).

FIRST AMERICAN FINANCIAL CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Payor”) hereby promises to pay to the order of First American Title Insurance Company, a California corporation (the “Payee”), in lawful money of the United States of America, by bank check or wire transfer, at 1 First American Way, Santa Ana, CA 92707, the principal sum of FORTY FIVE MILLION DOLLARS ($45,000,000.00), together with interest thereon at a rate of three and forty-nine hundredths percent (3.49%) per annum, payable on December 31, 2013.

Upon the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar proceeding or any jurisdiction relating to the Payor, the unpaid principal amount hereof, together with any unpaid interest, shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Note.

This Note may be voluntarily repaid by the Payor prior to maturity, in whole or in part, without premium or penalty. The Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

This Note is secured by the security pledged by Payor to Payee under that certain Amended and Restated Pledge Agreement dated December 31, 2008 between Payor and Payee, as such agreement may be amended from time to time.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA.

FIRST AMERICAN FINANCIAL CORPORATION

By:  /s/Max O. Valdes

        Name: Max O. Valdes

        Title: Chief Financial Officer